Exhibit 10.1

AMENDMENT NO. 2 TO

EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT (the “Amendment”) made as of May 10, 2006 (“Effective Date”) by and between BioMarin Pharmaceutical Inc., a Delaware corporation (the “Company”) and Jean-Jacques Bienaimé (“Employee”).

1.	This Amendment is intended to amend and modify that certain Employment Agreement by and between the Company and Employee dated May 11, 2005 as previously amended December 15, 2005 (the “Agreement”). The Agreement, together with this Amendment, shall constitute a single agreement. Capitalized terms not otherwise defined in this Amendment shall have the meaning ascribed to such terms in the Agreement. Except as expressly modified by this Amendment, the Agreement shall remaining full force and effect according to its terms.

2.	Effective May 11, 2006, Employee’s Base Salary shall be increased to $607,760. per annum. The Base Salary shall be reviewed on the same schedule as is applicable to other Company executives and may be increased by action of the Board or appropriate Committee of the Board.

3.	Effective on May 11, 2006, Employee shall be granted options to purchase 250,000 shares of Common Stock under the Company’s 1997 Stock Plan with an exercise price equal to the closing price per share of Common Stock as reported by Nasdaq on May 11, 2006 and will have the same vesting schedule typically used for grants to all Company executives and employees, namely, 4-year vesting with monthly vesting following an initial 6-month cliff. Such options shall be in lieu of the options to otherwise be granted to Employee for 2006 pursuant to Section 4(c)(ii) of the Agreement. The grant date for future options pursuant to Section 4(c)(ii) shall be the same date as options are generally granted to other BioMarin executives, provided that if no options are generally granted to BioMarin executives during any consecutive 5 month period between December and April, the grant date for Employee’s options shall continue to be May 11 of such respective year of employment.

4.	The Agreement, as amended by this Amendment contains the sole and entire agreement of the parties and supersedes all prior agreements and understandings between the Employee and the Company and cannot be modified or changed by any oral or verbal promise or statement by whomsoever made; nor shall any written modification of it be binding upon the Company until such written modification shall have been approved in writing by the Board.

5.	This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties to this Amendment have executed this Amendment as of the date first written above.

BIOMARIN PHARMACEUTICAL INC.		EMPLOYEE

By:	/s/ Pierre Lapalme	By:	/s/ Jean-Jacques Bienaimé
Name:	Pierre Lapalme	Name:	Jean-Jacques Bienaimé
Its:	Chairman of the Board of Directors